Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON TO DIVEST NON-CORE ELECTRONICS BUSINESS

Move Allows Company to Devote Additional Resources and Capital to Growing

Body-Worn Device Market

ST. PAUL, Minn. — Jan. 5, 2010 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of body-worn medical and electronics devices, today announced that it will divest its non-core electronics business, Anaheim, Calif.-based RTI Electronics, Inc. The plan, which includes an orderly liquidation of all RTI Electronics assets, was approved by the company’s board of directors on December 29, 2009, and will commence immediately; it is expected to be completed by mid-2010. Associated with the divestiture, IntriCon expects to record an estimated charge of $1.4 million to $1.8 million in discontinued operations, of which approximately $1.0 million to $1.4 million is non-cash.

“RTI Electronics has been a part of IntriCon since 1997. We are grateful for the many contributions of our 60 electronics employees,” said Mark S. Gorder, president and chief executive officer at IntriCon. “This divestiture clarifies IntriCon’s mission and sharpens our focus on the body-worn device market. It allows us to devote more resources and capital to our core body-worn device business, and improves our overall margins and profitability. When completed, we will be a 'pure play' in body-worn technology, which we believe will enhance our appeal to a wider range of investors.”

IntriCon will work with customers impacted by the divestiture to ensure that their needs are met and any outstanding orders are fulfilled.

For the nine-month period ended September 30, 2009, net sales for RTI Electronics were $4.0 million, a 30.3 percent decline from the same prior-year period. RTI Electronics posted a 2008 net loss of $277,000 and a net loss of $382,000 for the nine-month period ended September 30, 2009.

Said Gorder, “The future is clear—the device marketplace, particularly in the medical arena, is moving toward smaller, body-worn devices that offer wireless capabilities and other critical monitoring capabilities. It is more important than ever that we focus our resources and capital on our core business. We intend to support medical OEMs, as well as our partners in hearing health and professional audio communications, with new devices, and continue to prudently invest in new initiatives that we believe will fuel long-term growth.”

(more)

IntriCon to Divest Non-Core Electronics Business

January 5, 2010

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical and electronics products. The company is focused on three key markets: medical, hearing health, and professional audio and communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Stock Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning the divestiture of the Company’s electronics business and expected costs, prospects in the miniature body-worn device arena, new products, strategic alliances, future growth and expansion, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the MPETS product and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

###